EXHIBIT 99.1
Press Release

Release Date: May 6, 2008	Contact: Thomas A. Vento - President
at 4:30 p.m. EST	Joseph R. Corrato - Executive Vice President
(215) 755-1500

PRUDENTIAL BANCORP, INC. OF PENNSYLVANIA ANNOUNCES SECOND QUARTER RESULTS

Philadelphia, Pennsylvania (May 6, 2008) – Prudential Bancorp, Inc. of Pennsylvania (the “Company”) (Nasdaq:PBIP), the “mid-tier” holding company for Prudential Savings Bank (the “Bank”), today reported a net loss of $682,000, or $0.06 per share, for the quarter ended March 31, 2008 as compared to net income of $965,000, or $0.08 per share, for the same period in 2007.    For the six months ended March 31, 2008, the Company recognized a net loss of $72,000, or $0.01 per share, compared to net income of $1.9 million, or $0.16 per share, for the comparable period in 2007.  The net loss reported for both the three and six months ended March 31, 2008 was due to the recognition of a $1.5 million (pre-tax) impairment charge taken with respect to the Company’s $35.0 million investment in a mutual fund. The impairment charge reflected the determination that the decline in fair value in such investment was other than temporary and reflected the continued decline in the value of the underlying mortgage-related securities held by such mutual fund during the first quarter of calendar 2008. The impairment charge was related to declines in fair value due to interest rate movements and significantly reduced investor interest in mortgage-related securities and was not related to any credit quality concerns with respect to the assets underlying the mutual fund.  The impairment charge reduced earnings and earnings per share by $985,000, or $0.09 per share, for the three and six month periods ended March 31, 2008.  However, while the determination that the mutual fund investment was impaired resulted in the reporting of a net loss for such periods, it had only minimal impact on stockholders’ equity since the majority of the impairment charge was previously reflected as an unrealized loss on available for sale securities.

Tom Vento, President and Chief Executive Officer, stated “We are disappointed to be reporting a loss for the period.  The loss was due to a decline in the value of a mutual fund investment due primarily to the on-going turbulence being experienced in the mortgage markets.  The fair value of the mutual fund has continued to decline subsequent to March 31, 2008 and additional write-downs in the value may be required in subsequent periods.  As of April 30, 2008, the fair value of the fund shares held by the Company has declined by approximately an additional $633,000 (pre-tax). The effect on our equity was minimal and our regulatory capital ratios remain substantially higher than the FRB and FDIC requirements to be considered well capitalized.”

At March 31, 2008, the Company’s total assets were $478.2 million, an increase of $4.0 million from $474.2 million at September 30, 2007.  The increase was primarily attributable to a increase in interest-bearing deposits, mortgage-backed securities available for sale and net loans receivable offset in part by net repayments in the investment and mortgage-backed security portfolios.  Management chose to use the proceeds from these repayments to repay higher cost short-term advances from the Federal Home Loan Bank (FHLB).

Total liabilities increased $9.6 million to $402.8 million at March 31, 2008 from $393.2 million at September 30, 2007.  The increase was primarily due to a $20.4 million increase in deposits, mainly in certificates of deposit.  The increase was offset by the repayment of FHLB advances which decreased by $11.0 million, from $33.7 million at September 30, 2007 to $22.7 million at March 31, 2008.

Stockholders’ equity decreased by $5.5 million to $75.4 million at March 31, 2008 as compared to $81.0 million at September 30, 2007 primarily as a result of the $4.9 million cost of repurchasing 390,600 shares of common stock during the six month period and the declaration of quarterly cash dividends totaling $1.1 million.

Net interest income decreased $320,000 or 10.3% to $2.8 million for the three months ended March 31, 2008 as compared to $3.1 million for the same period in 2007. The decrease reflected the effects of a $193,000 or 5.4% increase in interest expense combined with a $127,000 or 1.9% decrease in interest income.    The increase in interest expense resulted primarily from a $15.7 million or 4.2% increase in the average balance of interest-bearing liabilities for the three months ended March 31, 2008, as compared to the same period in 2007.  Also contributing to the increase in interest expense was a 5 basis point increase to 3.88% in the weighted average rate paid on interest-bearing liabilities, due primarily to the continued increase in the average balance of certificates of deposit, which generally pay a higher rate of interest than other deposit products.  The decrease in interest income resulted primarily from a 17 basis point decrease in the weighted average yield earned on such assets to 5.77% for the quarter ended March 31, 2008 from the comparable period in 2007 partially offset by a $4.5 million or 1.0% increase in the average balance of interest-earning assets for the three months ended March 31, 2008, as compared to the same period in 2007.

For the six months ended March 31, 2008, net interest income decreased $643,000 or 10.4% to $5.6 million as compared to $6.2 million for the same period in 2007. The decrease was due to the combined effects of a $494,000 or 6.9% increase in interest expense and a $149,000 or 1.1% decrease in interest income.  The increase in interest expense resulted primarily from a $13.8 million or 3.7% increase in the average balance of interest-bearing liabilities for the six months ended March 31, 2008, as compared to the same period in 2007.  Also contributing to the increase in interest expense was a 12 basis point increase to 3.97% in the weighted average rate paid on interest-bearing liabilities, due primarily to the continued increase in the average balance of certificates of deposit, which generally pay a higher rate of interest than other deposit products.    The decrease in interest income resulted primarily from an 11 basis point decrease in the weighted average yield earned on such assets to 5.80% for the six months ended March 31, 2008 from the comparable period in 2007 partially offset by a $3.4 million or 0.8% increase in the average balance of interest-earning assets for the six months ended March 31, 2008, as compared to the same period in 2007.

For the quarter ended March 31, 2008, the net interest margin was 2.46%, as compared to 2.77% for the comparable period in 2007.  For the six months ended March 31, 2008, the net interest margin was 2.44%, as compared to 2.74% for the comparable period in 2007.  The compression in the net interest margin primarily reflected an increase in the rate paid on the interest-bearing liabilities combined with a decrease in the yield earned on interest-earning assets.  The decline in the yield earned on interest-earning assets reflected in large part the effects of the decline in market rates of interest in recent periods.

The Company established a provision for loan losses of $75,000 for the quarter ended March 31, 2008 and $150,000 for the six month period ended March 31, 2008 as compared to $15,000 and $75,000 for the comparable periods in 2007.  The provisions in the 2008 periods were primarily increased due to a $2.1 million single family construction loan which became real estate owned during the quarter ended March 31, 2008 through execution of a deed in lieu of foreclosure.    At the time the loan was re-classified as real estate owned, the allowance was charged $68,000 to record the asset at its fair value.  At March 31, 2008, the Company’s non-performing assets totaled $1.9 million, or 0.4% of total assets and consisted of the one real estate owned property noted above recorded at $1.6 million and four single-family residential real estate loans totaling $297,000.   The allowance for loan losses totaled $658,000, or 0.3% of total loans and 221.55% of non-performing loans.

Non-interest income decreased by $1.5 million and $1.6 million, respectively, for the three and six month periods of 2008 compared with the same periods in 2007.  The decrease was due to the previously mentioned $1.5 million non-cash impairment charge related to the determination that the decline in value of the Company’s $35.0 million mutual fund portfolio was other than temporary.  The Company attributes the decrease in the Net Asset Value of the investment to a widening of the spreads in the bond market for mortgage related securities and not to the credit quality of the securities within the fund. The spread differential is due to instability in the mortgage markets.  The impairment charge was related to declines in fair value due to interest rate movements and the significant reduction in investor interest in mortgage-related securities in recent periods and was not related to any credit quality concerns with respect to the assets underlying the mutual fund.  The Company’s investment in the mutual fund earned an annualized return of 4.9% for the six months ended March 31, 2008 before giving effect to the impairment charge.

For the quarter and six months ended March 31, 2008, non-interest expense increased $387,000 and $381,000, respectively, compared to the same periods in the prior year.  The increases were primarily due to increases in professional fees and other non-interest expenses.  The majority of the increase in professional fees and other non-interest expense was related to expenses associated with the defense of a previously disclosed lawsuit commenced in October 2006 by a shareholder, Stilwell Value Partners I, L.P., and increased costs incurred in connection with being a public company.  As of March 31, 2008, claims for $348,000 which have not yet been evaluated by the insurance carrier have been submitted for reimbursement which related to expenses incurred by the Company in defense of this lawsuit.  In prior quarters, a substantial portion of the legal expenses were reimbursed by the insurance carrier.  Any reimbursement from the insurance carrier with respect to such claims would be recorded as a reduction in non-interest expense in the period received.

The Company recognized income tax benefits for the quarter and six months ended March 31, 2008 of $383,000 and $96,000, respectively, compared to income tax expense of $237,000 and $658,000, respectively, for the quarter and six months ended March 31, 2007.   The recognition of income tax benefits in the 2008 periods was primarily due to the net loss before taxes incurred as a result of the write-down of the value of the Company’s mutual fund portfolio.

Prudential Bancorp, Inc. of Pennsylvania is the "mid-tier" holding company for Prudential Savings Bank. Prudential Savings Bank is a Pennsylvania-chartered, FDIC-insured savings bank that was originally organized in 1886. The Bank conducts business from its headquarters and main office in Philadelphia, Pennsylvania as well as six additional full-service branch offices, five of which are in Philadelphia and one of which is in Drexel Hill in Delaware County, Pennsylvania.

This news release contains certain forward-looking statements, including statements about the financial condition, results of operations and earnings outlook for Prudential Bancorp, Inc. of Pennsylvania.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "believe," "expect," "anticipate," "estimate" and "intend" or future or conditional verbs such as "will," "would," "should," "could" or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors, many of which are beyond the Company's control, could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The Company's reports filed from time-to-time with the Securities and Exchange Commission, describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company's business and operations. Other factors described include changes in our loan portfolio, changes in competition, fiscal and monetary policies and legislation and regulatory changes. Investors are encouraged to review the Company's periodic reports filed with the Securities and Exchange Commission for financial and business information regarding the Company at www.prudentialsavingsbank.com under the Investor Relations menu. We undertake no obligation to update any forward-looking statements.

	SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
	(Unaudited)

	At March 31,	At September 30,
	2008	2007
	(Dollars in Thousands)
Selected Financial and Other Data:
Total assets	$478,237	$474,192
Cash and cash equivalents	19,383	12,269
Investment securities:
Held-to-maturity	120,827	134,782
Available-for-sale	37,139	38,343
Mortgage-backed securities held-to-maturity	42,936	45,534
Mortgage-backed securities available-for-sale	15,931	8,549
Loans receivable, net	223,785	219,149
Deposits	374,399	354,038
FHLB advances	22,722	33,743
Stockholders’ equity	75,426	80,961
Full service offices	7	7

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(Dollars in Thousands Except Per Share Amounts)		(Dollars in Thousands Except Per Share Amounts)
Selected Operating Data:
Total interest income	$6,565	$6,692	$13,226	$13,375
Total interest expense	3,767	3,574	7,662	7,168
Net interest income	2,798	3,118	5,564	6,207
Provision for loan losses	75	15	150	75
Net interest income after provision for loan losses	2,723	3,103	5,414	6,132
Total non-interest (loss) income	(1,279)	221	(1,057)	531
Total non-interest expense	2,509	2,122	4,525	4,144
(Loss) income before income taxes	(1,065)	1,202	(168)	2,519
Income tax (benefit) expense	(383)	237	(96)	658
Net (loss) income	(682)	965	(72)	1,861
Basic (loss) earnings per share	(0.06)	0.08	(0.01)	0.16
Diluted (loss) earnings per share	(0.06)	0.08	(0.01)	0.16

Selected Operating Ratios(1):
Average yield on interest- earning assets	5.77%	5.94%	5.80%	5.91%
Average rate on interest-bearing liabilities	3.88%	3.83%	3.97%	3.85%
Average interest rate spread(2)	1.89%	2.11%	1.83%	2.06%
Net interest margin(2)	2.46%	2.77%	2.44%	2.74%
Average interest-earning assets to average interest-bearing liabilities	117.19%	120.91%	117.95%	121.41%
Net interest income after provision for loan losses to non-interest expense	108.53%	146.23%	119.65%	147.97%
Total non-interest expense to average assets	2.12%	1.82%	1.92%	1.77%
Efficiency ratio(3)	165.17%	63.55%	100.40%	61.50%
Return on average assets	(0.58)%	0.83%	(0.03)%	0.79%
Return on average equity	(3.49)%	4.43%	(0.18)%	4.26%
Average equity to average assets	16.56%	18.65%	16.85%	18.67%

	At or for the Three Months Ended March 31,		At or for the Six Months Ended March 31,
	2008	2007	2008	2007

Asset Quality Ratios(4)
Non-performing loans as a percent of loans receivable, net(5)	0.13%	0.25%	0.13%	0.25%
Non-performing assets as a percent of total assets(5)	0.40%	0.12%	0.40%	0.12%
Allowance for loan losses as a percent of total loans	0.27%	0.28%	0.27%	0.28%
Allowance for loan losses as a percent of non-performing loans	221.55%	123.97%	221.55%	123.97%
Net charge-offs to average loans receivable	0.90%	0.00%	0.45%	0.00%

Capital Ratio(4)
Tier 1 leverage ratio
Company	15.84%	18.13%	15.84%	18.13%
Bank	14.65%	15.26%	14.65%	15.26%
Tier 1 risk-based capital ratio
Company	35.90%	38.72%	35.90%	38.72%
Bank	32.46%	32.60%	32.46%	32.60%
Total risk-based capital ratio
Company	36.36%	39.16%	36.36%	39.16%
Bank	32.91%	33.03%	32.91%	33.03%

(1) With the exception of end of period ratios, all ratios are based on average monthly balances during the indicated periods and are annualized where appropriate.
(2)  Average interest rate spread represents the difference between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.

(3) The efficiency ratio represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(4) Asset quality ratios and capital ratios are end of period ratios, except for net charge-offs to average loans receivable.
(5)  Non-performing assets generally consist of all loans 90 days or more past due and real estate acquired through foreclosure or acceptance of a deed in-lieu of foreclosure.  It is the Bank’s policy to cease accruing interest on all loans, other than single-family residential mortgage loans, which are 90 days or more past due as to interest or principal.